Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Announces Amended and Restated Credit Agreement
Increases Unsecured Revolving Credit Facility to $850 Million
Adds $250 Million Seven Year Term Loan
Highlights:

•	Increases the maximum principal amount available under an unsecured revolving credit facility from $750 million to $850 million.

•	Adds a seven year term loan option to borrow in a single drawing before July 11, 2016 up to $250 million.

•
Results in a current borrowing capacity of $1.1 billion including the $250 million term loan and, after giving effect to the $500 million accordion feature, a maximum borrowing capacity of $1.6 billion.

Milwaukee, WI - June 13, 2016 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced that it entered into an amended and restated credit agreement (the “Credit Agreement”) on June 10, 2016 with KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc., BMO Capital Markets and Citizens Bank, N.A., as joint lead arrangers and co-book runners, BMO Capital Markets and Citizens Bank, N.A., as co-syndication agents, and the lenders party thereto, which increases the maximum principal amount available under an unsecured revolving credit facility from $750 million to $850 million. The Credit Agreement also contains a seven year term loan feature allowing the Operating Partnership to borrow in a single drawing before July 11, 2016 up to $250 million, resulting in a current borrowing capacity of $1.1 billion. There is also a $500 million accordion feature which increases the maximum borrowing capacity to $1.6 billion.

The Credit Agreement has a maturity date of September 18, 2020 and includes an extension option of two additional six month periods. Borrowings under the Credit Agreement bear interest on the outstanding principal amount at a rate equal to LIBOR plus 0.85% to 1.55% for the revolving credit facility and LIBOR plus 1.40% to 2.25% for the term loan facility, in each case, determined based on the range into which the borrower’s credit rating then falls. The Company’s current credit rating will result in a borrowing rate equal to LIBOR plus 1.20% for the revolving credit facility and LIBOR plus 1.80% for the seven year term loan.

Jeff Theiler, Executive Vice President and Chief Financial Officer of the Trust, commented, “We are extremely pleased with this transaction. The term loan allows us to lock in seven year financing at an attractive rate and the upsized revolver increases our financial flexibility. We greatly appreciate the strong relationships we have built with our banking partners, some of which have been with us since our first $75 million secured line of credit, which continue to help propel our Company’s growth.”

The Credit Agreement contains financial covenants that, among other things, require compliance with leverage and coverage ratios and maintenance of minimum tangible net worth, as well as covenants that may limit the Company’s and the Operating Partnership’s ability to incur additional debt, grant liens or make distributions. The Company may, at any time, voluntarily prepay any revolving loan under the Credit Agreement in whole or in part without premium or penalty. Prepayment of the term loan may be subject to a prepayment premium depending on the time at which the term loan is prepaid.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of March 31, 2016, owned approximately 96.5% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed by the Company with the Commission on February 29, 2016.

Source: Physicians Realty Trust